UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2022

BigBear.ai Holdings, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-40031	85-4164597
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

6811 Benjamin Franklin Drive, Suite 200

Columbia, MD 21046

(Address of principal executive offices, including Zip Code)

(410) 312-0885

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, $0.0001 par value	BBAI	New York Stock Exchange
Redeemable warrants, each full warrant exercisable for one share of common stock at an exercise price of $11.50 per share	BBAI.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2022, the Board of Directors of BigBear.ai Holdings, Inc. (the “Company”) adopted the BigBear.ai, LLC Executive Severance Plan (the “Plan”) to provide for severance pay and benefits to eligible officers and management employees who are Eligible Executives (as defined in the Plan) and whose employment is terminated on or after November 1, 2022.

Upon termination of an Eligible Executive’s employment due to a Qualifying Termination (as defined in the Plan) that occurs outside of a Change in Control Protection Period (as defined in the Plan) and so long as such Eligible Executive satisfies the conditions to payment of severance benefits described below, such Eligible Executive shall be entitled to receive the following severance benefits: (i) a cash severance payment in an amount equal to the product of (A) the sum of such Eligible Executive’s Base Salary and Target Bonus (each as defined in the Plan) and (B) (I) 1.0, for Tier 1 Executives (as defined in the Plan) and (II) 0.5 for Tier 2 Executives (as defined in the Plan) and (ii) a lump sum cash payment in an amount equal to the product of (A) the monthly amount of the Company’s contribution to the premiums for such Eligible Executive’s group health plan coverage (including coverage for such Eligible Executive’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Executive’s Date of Termination and (B) (I) 12, for Tier 1 Executives and (II) 6 for Tier 2 Executives.

Upon termination of an Eligible Executive’s employment due to a Qualifying Termination that occurs during a Change of Control Protection Period and so long as such Eligible Executive satisfies the conditions to payment of severance benefits described below, such Eligible Executive shall be entitled to receive the following severance benefits: (i) a cash severance payment in an amount equal to the product of (A) the sum of such Eligible Executive’s Base Salary and Target Bonus and (B) (I) two, for Tier 1 Executives and (II) one for Tier 2 Executives and (ii) a lump sum cash payment in an amount equal to the product of (A) the monthly amount of the Company’s contribution to the premiums for such Eligible Executive’s group health plan coverage (including coverage for such Eligible Executive’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Executive’s Date of Termination and (B) (I) 24, for Tier 1 Executives and (II) 12 for Tier 2 Executives.

For purposes of the Plan, Amanda Long and Julie Peffer are Tier 1 Executives.

Payment of the severance benefits under the Plan is subject to the executive’s execution and non-revocation of a general release of claims in favor of BigBear.ai, LLC and the executive’s continued compliance with the terms of the Plan, including, but not limited to, the restrictive covenants obligations set forth therein. For participants in the Plan who are eligible for severance benefits under another individual agreement with the Company Group (as defined in the Plan), the Plan will supersede all prior agreements, practices, policies, procedures and plans relating to severance benefits. If the payments or benefits payable under the Plan would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then those payments or benefits will be reduced (but not below zero) if such reduction would result in a better net after-tax position for the Eligible Executive.

This summary of the Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Plan filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

2

Exhibit No.	Description

10.1	BigBear.ai, LLC Executive Severance Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2022

By:	/s/ Sean Ricker
Name: Sean Ricker
Title: Chief Accounting Officer

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